Exhibit 10.2

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made as of April 27, 2011, between American Apparel, Inc, a Delaware corporation (the “Company”), and Dov Charney, an individual (the “Purchaser”).

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, an aggregate of 777,778 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock” and, such shares, the “Initial Shares”), at a price of $0.90 per share (the “Per Share Price”), for aggregate cash consideration of $700,000.00, on the terms and conditions set forth in this Agreement;

WHEREAS, as a condition to the Purchaser purchasing the Initial Shares, the Purchaser is requiring that the Company grant to the Purchaser the Purchase Right (as defined below) to purchase an aggregate of 1,555,556 additional shares of Common Stock at the Per Share Price, subject to adjustment as described herein (such shares, the “Purchase Right Shares”) on the terms and conditions set forth in this Agreement;

WHEREAS, the Company has entered into a Purchase and Investment Agreement, dated as of April 21, 2011 (the “Other Purchase Agreement”), with several purchasers (collectively, the “Other Purchasers”) pursuant to which (i) the Other Purchasers have agreed to purchase an aggregate of 15,776,506 shares of Common Stock (the “Other Purchaser Initial Shares”), at the Per Share Price, for aggregate cash consideration of $14,198,856 and (ii) as a condition to the Other Purchasers purchasing such Other Purchaser Initial Shares, the Company granted the Other Purchasers the right (the “Other Purchaser Purchase Right”) to purchase an aggregate of 27,443,173 additional shares of Common Stock (the “Other Purchaser Purchase Right Shares” and, together with the Other Purchaser Initial Shares, the “Other Purchaser Shares”), subject to adjustment as described in the Other Purchase Agreement;

WHEREAS, as a condition to the Other Purchasers purchasing the Other Purchaser Initial Shares, the Other Purchasers also required that the Purchaser be provided a right to receive additional shares as anti-dilution protection from dilution resulting from issuance of a portion of the Other Purchaser Initial Shares and the Other Purchaser Purchase Right Shares if the market price of the Common Stock meets certain thresholds, on the terms and conditions described herein (such shares, the “Anti-Dilution Shares” and, together with the Initial Shares and the Purchase Right Shares, the “Shares”); and

WHEREAS, the Shares are being offered, and, as applicable, sold and issued to the Purchaser, on the terms and subject to the conditions set forth herein, without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from the registration requirements under the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF THE INITIAL SHARES.

1.1 Agreement to Purchase and Sell the Initial Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Company shall sell to the

Purchaser, and the Purchaser shall purchase from the Company, the Initial Shares for an aggregate amount in cash equal to Seven Hundred Thousand United States Dollars ($700,000.00) (the “Purchase Price” and, the transactions described in this Section 1.1, the “Sale”).

1.2 Closing. Subject to the satisfaction or waiver of the applicable conditions set forth in Section 5 hereof, the closing of the Sale (the “Closing”) shall occur as promptly as practicable following the receipt of the Initial Share Stockholder Approval (as defined below), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, or such other date or place that the Company and the Purchaser shall agree in writing (the date of the Closing under this Agreement is hereinafter referred to as the “Closing Date”).

1.3 Delivery and Payment.

(a) Within five business days after the Closing, the Company shall deliver or cause to be delivered to the Purchaser a stock certificate or certificates evidencing, in the aggregate, the number of Initial Shares with the legend required by Section 6.2 hereof, such stock certificate(s) to be in the denomination(s) and issued in the name(s) specified to the Company by the Purchaser. Notwithstanding the actual delivery date of the certificate(s), the name(s) specified to the Company by the Purchaser shall for all purposes be the registered beneficial owner(s) of such shares as of the Closing.

(b) At or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Company the Purchase Price, either by check or by wire transfer of immediately available funds to the account designated by the Company.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

2.1 Issuance and Delivery of Shares. The Initial Shares have been duly authorized, subject to receipt of the Stockholder Approval (as defined below), and, when issued by the Company in the Sale, in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all liens, security interests, options, claims, encumbrances or restrictions (collectively, “Liens”), except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by the Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. The Purchase Right Shares have been duly authorized, subject to receipt of the Stockholder Approval, and, when issued by the Company pursuant to the Purchase Right in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all Liens, except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by the Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. The Anti-Dilution Shares have been duly authorized, subject to receipt of the Stockholder Approval, and, when issued by the Company pursuant to the Charney Anti-Dilution Provision (as defined below) in compliance with the provisions of this Agreement, (a) shall be free and clear of any and all Liens, except for such restrictions on transfer or ownership as set forth in this Agreement or otherwise imposed by applicable federal or state securities laws or by the Purchaser, (b) shall have been duly authorized and validly issued, (c) shall be fully paid and nonassessable and (d) shall have been issued in compliance with all applicable federal and state securities laws. The issuance and delivery of the Shares are not subject to any preemptive or similar rights, except as described in this Agreement and provided that Lion/Hollywood L.L.C. (“Lion”) has certain anti-dilution rights under Section 5.14(b) of the Credit Agreement, dated as of March 13, 2009, as it may be amended, amended and restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among the Company, certain subsidiaries of the Company as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and in its capacity as collateral agent thereunder, Lion Capital (Americas) Inc., as a lender, and Lion, as a lender, and the other lenders from time to time party thereto.

2.2 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transactions (as defined below), subject to receipt of the Stockholder Approval. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by, and this Agreement and the Transactions have been validly approved by, the requisite vote of the Company’s Board of Directors and Audit Committee, subject to receipt of the Stockholder Approval. The Company has reserved for issuance, or shall have reserved for issuance prior to the Initial Expiration Date (as defined below), subject to receipt of the Stockholder Approval, the Purchase Right Shares and the Anti-Dilution Shares. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Purchaser and receipt of the Stockholder Approval, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. As used herein, (a) “Stockholder Approval” means the requisite approval by the holders of the Common Stock under the NYSE Amex Company Guide, the Delaware General Corporation Law and the Company’s organizational documents, as applicable, of (i) (x) the issuance of the Initial Shares (the “Initial Share Stockholder Approval”) and (y) the grant of the Charney Anti-Dilution Provision and the issuance of the Anti-Dilution Shares, (ii) an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock in a number sufficient to include the Purchase Right Shares initially issuable pursuant to the Purchase Right, the Anti-Dilution Shares and the Other Purchaser Purchase Right Shares initially issuable under the Other Purchase Agreement, and (iii) the issuance of the Purchase Right Shares and the issuance of the Other Purchaser Purchase Right Shares; and (b) “Transactions” means the Sale, the issuance of the Initial Shares, the entering into and granting of the Purchase Right, the issuance of the Purchase Right Shares, including any Additional Shares (as defined below), and the granting of the Charney Anti-Dilution Provision and the issuance of the Anti-Dilution Shares.

2.3 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3 hereof, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or any federal, state, local or other governmental or regulatory authority, agency or body, court or arbitrator (each, a “Governmental Authority”) or third party is necessary or required by or with respect to the Company for the execution by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the Transactions, other than the Stockholder Approval.

2.4 No Conflict. None of the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the Transactions, subject to receipt of the Stockholder Approval, will conflict with, violate, constitute a breach of or a default under or pursuant to (i) the Company’s or its subsidiaries’ organizational documents, (ii) any bond, debenture, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument (collectively, “Applicable Contracts”) to which the Company or any of its subsidiaries is a party or by which it is bound, or (iii) any federal, state or local law, or any judgment, decree, rule, regulation, order, writ, determination, award or injunction (collectively, “Applicable Law”) binding upon the Company or its subsidiaries, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, or enjoin, prevent or materially delay the consummation of the Transactions by the Company (collectively, a “Material Adverse Effect”).

2.5 No Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries by Governmental Authorities or any third party that would be reasonably likely, individually or in the aggregate, to enjoin, prevent or materially delay the consummation by the Company of the Transactions.

2.6 No Solicitation; No Integration. Neither the Company nor any of its subsidiaries, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act or (iii) other than the transactions contemplated by the Purchase Agreement, dated as of March 24, 2011, between the Company and the Purchaser, and the Other Purchase Agreement (together, the “Prior Purchase Agreements”), has issued any securities which would be integrated with the sale of the Shares to the Purchaser for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, nor will the Company or any of its subsidiaries or affiliates take any action or steps that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings (other than the transactions contemplated by the Prior Purchase Agreements). Assuming the accuracy of the representations and warranties of the Purchaser in Section 3 of this Agreement, the offer and sale of the Shares by the Company to the Purchaser pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

2.7 No Other Representations. Except for the representations and warranties made by the Company that are contained in this Section 2, none of the Company, or any of its officers, directors, employees, stockholders, affiliates, agents, advisors or other representatives, or any other person or entity acting on behalf of the Company, makes any representations or warranties, express or implied, and the Company hereby expressly disclaims any other representations or warranties made with respect to the Company or its subsidiaries or affiliates, the Shares or the Transactions.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

3.1 Authority. The Purchaser has the requisite legal capacity and authority to execute and deliver this Agreement, to perform his obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of the Purchaser and is enforceable by the Company against the Purchaser in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

3.2 Consents and Approvals. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Authority or third party is necessary or required by or with respect to the Purchaser for the execution by the Purchaser of this Agreement, the performance by the Purchaser of his obligations under this Agreement or the consummation by the Purchaser of the Transactions.

3.3 No Conflict. None of the execution, delivery or performance by the Purchaser of this Agreement nor the consummation by the Purchaser of the Transactions will conflict with, violate, constitute a breach of or a default under or pursuant to (i) any Applicable Contracts to which the Purchaser is a party or by which he is bound, or (ii) any Applicable Law binding upon the Purchaser.

3.4 No Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser by Governmental Authorities or any third party that would be reasonably likely, individually or in the aggregate, to enjoin, prevent or materially delay the consummation by the Purchaser of the Transactions.

3.5 Investment Representations.

(a) The Purchaser (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act, (ii) except for the Prior Purchase Agreements, has not entered into and is not aware of (A) any agreements, arrangements or understandings with any third parties (written or oral) relating to the purchase, holding or disposition of any Shares, any Other Purchaser Shares or any other third party investment (debt or equity) in the Company, and (B) any agreements, arrangements or understandings, or any information relating to the Company that is not known by the Company’s Board of Directors and Audit Committee, in each case other than as publicly disclosed as of the date of this Agreement, (iii) acknowledges that the issuance of the Shares has not been, and will not be, registered under the Securities Act or under any state securities laws, (iv) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person, (v) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an applicable exemption therefrom, (vi) has such knowledge and experience in financial and business matters and in investments of this type that he is capable of evaluating the merits and risks of his investment in the Shares and of making an informed investment decision and has so evaluated the merits and risks of such investment and without reliance upon the Company made his own analysis and decision to consummate the Transactions, (vii) is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment, and (viii) is knowledgeable with respect to the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and has had a reasonable opportunity to ask questions of the Company and its representatives, and the Company or its representatives have answered to the satisfaction of the Purchaser all inquiries that the Purchaser has put to it.

(b) The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed to be necessary or appropriate in connection with his purchase of the Shares, and he relies solely on such advisors and not on any statements or representations of the

Company or any of the Company’s agents or representatives with respect to such legal, tax and investment consequences. The Purchaser understands that he, and not the Company, shall be responsible for his own tax liability that may arise as a result of the Transactions to which he is a party.

SECTION 4. COVENANTS

4.1 Purchase Right. The Purchaser shall have the right to purchase from the Company at the lower of (i) the Per Share Price and (ii) the lowest New Issuance Purchase Price (as defined below) prior to any exercise of the Purchase Right an aggregate of 1,555,556 Purchase Right Shares (the “Initial Purchase Right Shares”), subject to adjustment as set forth in Section 4.1(c), (d), (e) and (f) below, on the following terms and conditions (the “Purchase Right”):

(a) The Purchaser may exercise the Purchase Right, in whole or in part (but in a minimum increment of $1.0 million unless less than $1.0 million then remains to be exercised under the Purchaser’s share of the Purchase Right), at any time prior to the applicable Expiration Date (as defined below), by written notice to the Company accompanied by payment by the Purchaser of an amount equal to the product of the Per Share Price (or the lowest New Issuance Purchase Price, as applicable) and the number of Purchase Right Shares to be purchased by the Purchaser. In the event of an exercise of the Purchase Right in accordance with and subject to the terms and conditions of this Section 4.1, the Company shall issue to the Purchaser the Purchase Right Shares so purchased by delivering or causing to be delivered to the Purchaser a stock certificate or certificates evidencing such Purchase Right Shares, with the legends required by Section 6.2 hereof, such stock certificate(s) to be in the denomination(s) and issued in the name(s) specified to the Company by the Purchaser and dated the date of such exercise and, in each case, delivered to the Purchaser within a reasonable time, not exceeding five business days after such exercise. Notwithstanding the actual delivery date of the stock certificate(s), the name(s) specified to the Company by the Purchaser shall be deemed for all purposes to be the holder of the Purchase Right Shares so purchased as of the date of such exercise.

(b) The Purchase Right shall expire automatically and in accordance with its terms, without any action on the part of the Purchaser or the Company, on the 180th day following the Closing Date (the “Initial Expiration Date”); provided, that if Stockholder Approval is required for the issuance of the Purchase Right Shares and such Stockholder Approval is not obtained at least 30 days prior to the Initial Expiration Date, then the Initial Expiration Date shall be extended to the date that is 30 days after the date such Stockholder Approval is obtained (the “Extended Expiration Date”); provided further, that if a New Issuance (as defined below) occurs after the Initial Expiration Date (as it may be extended to the Extended Expiration Date) and prior to the first anniversary of the Closing Date (a “Post-Expiration New Issuance”), the Purchase Right shall again be exercisable, but only for that number of Additional Shares referred to in Section 4.1(c) below for which the Purchase Right was adjusted as a result of such Post-Expiration New Issuance and not for any other Purchase Right Shares, until and including the first anniversary of the Closing Date (the “Post-Expiration New Issuance Expiration Date” and, together with the Initial Expiration Date and the Extended Expiration Date, the applicable “Expiration Date”), on which Post-Expiration New Issuance Expiration Date the right to exercise the Purchase Right for the Additional Shares shall expire automatically and in accordance with its terms, without any action on the part of the Purchaser or the Company.

(c) Until the first anniversary of the Closing Date, in the event the Company issues additional shares of Common Stock (or securities exercisable, exchangeable or convertible into Common Stock) in exchange for cash (each, a “New Issuance”), the number of Purchase Right Shares that may be purchased upon exercise of the Purchase Right shall be increased by an aggregate number (the “Additional Shares”) sufficient to offset any reduction in the Purchaser’s percentage beneficial ownership of the Common Stock as a result of such New Issuance (calculated immediately prior to and after such New Issuance assuming, to the extent that the Purchase Right is still then exercisable, the full purchase under the Purchase Right), but in each case not including any dilution the Purchaser may experience from:

(i) the Transactions (including the issuance of the Initial Shares, the issuance of the Purchase Right Shares (including any Additional Shares), the issuance of the Anti-Dilution Shares and any adjustment to the number of shares issuable pursuant to the Purchase Right or the Charney Anti-Dilution Provision);

(ii) any other investments made by the Purchaser or any of the Other Purchasers, including without limitation pursuant to the Prior Purchase Agreements;

(iii) any new warrants issued to Lion or its affiliates or assignees pursuant to the Credit Agreement or to any other bank or non-convertible debt lender pursuant to its credit agreement or any adjustments of any warrants held by SOF Investments, L.P.—Private IV or Lion or their respective affiliates or assignees (including without limitation as a result of any New Issuance or any of the transactions referred to in the immediately preceding clauses (i) and (ii) above); or

(iv) shares issued or the issuance or grants of, or units to purchase, Common Stock pursuant to the Company’s stock option plans, employee stock purchase plans or other benefit plans outstanding as they exist from time to time or employment agreements with employees of the Company or its subsidiaries.

(d) If the Company consummates a New Issuance that results in an adjustment of the Purchase Right by a number of Additional Shares pursuant to Section 4.1(c), the Company shall, as soon as practicable following the issuance of shares in such New Issuance, issue to the Purchaser that number of shares of Common Stock equal to (i) the number of shares that the Purchaser would have acquired at the Closing Date for the Purchase Price had the Purchaser paid the New Issuance Purchase Price instead of the Per Share Price, minus (b) the number of shares of Common Stock the Purchaser purchased at the Closing Date or otherwise received in respect of previous New Issuances; provided, that all calculations made hereunder shall be appropriately adjusted for stock splits, stock dividends and similar events and that if there is more than one such New Issuance the New Issuance Purchase Price used to make the calculations under this Section 4.1(d) shall be the lowest such New Issuance Purchase Price.

(e) If at any time the Company shall (i) subdivide or reclassify its outstanding shares of Common Stock into a larger number of shares of Common Stock, or (ii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then (i) the number of shares of Common Stock for which the Purchase Right is exercisable immediately after the occurrence of the effective date of such subdivision, combination or reclassification shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Purchase Right is exercisable immediately prior to such effective date would own or be entitled to receive after such date, and (ii) the Per Share Price with respect to the Purchase Right shall be adjusted to equal (A) the Per Share Price with respect to the Purchase Right in effect immediately prior to such effective date multiplied by the number of shares of Common Stock for which the Purchase Right is exercisable immediately prior to the adjustment divided by (B) the new number of shares of Common Stock for which the Purchase Right is exercisable immediately after such adjustment as determined in accordance with this Section 4.1(d).

(f) In the case of a merger, the covenants described in this Section 4.1 will remain in effect and apply on an equitable basis to the merged entity.

(g) The price at which Common Stock is issued or deemed issued in a New Issuance shall be the “New Issuance Purchase Price” for such transaction. For purposes of this Section 4.1, the determination as to the New Issuance Purchase Price for securities exercisable, exchangeable or convertible into Common Stock shall be calculated as follows: (i) in the case of a convertible security, the New Issuance Purchase Price shall be deemed to be the conversion price per share of Common Stock minus the portion of the annual interest paid on the convertible security that corresponds to a share of Common Stock or annual dividend, if any, paid on a share of Common Stock, as applicable; (ii) in the case of options or warrants, the New Issuance Purchase Price shall be the exercise price per share of Common Stock plus any amounts separately paid for the options or warrants; and (iii) in case securities are sold as units, for example, a convertible security or Common Stock with an exercisable security, the price paid for the unit shall be allocated on a pro rata basis to the shares of Common Stock or shares of Common Stock underlying the convertible securities included in the unit and the New Issuance Purchase Price shall be reduced by the Black-Scholes value of all exercisable securities included in the unit, using reasonable assumptions consistent with those used in the Company’s audited financial statements. In the event that the unit includes more than one share of Common Stock or shares of Common Stock underlying convertible securities, the aforementioned deduction for the Black-Scholes value of exercisable securities included in the unit shall be allocated pro rata among such shares in the same way that the price paid for the unit is allocated.

(h) The Purchaser shall not have the right to exercise the Purchase Right to the extent that either (i) the Company does not have sufficient authorized shares to issue the Purchase Right Shares upon such exercise and the Stockholder Approval referred to in clause (ii) of the definition thereof has not been obtained or (ii) to the extent that Stockholder Approval is required under clause (iii) of the definition thereof and such Stockholder Approval has not been obtained, and the issuance of the Purchase Right Shares upon such exercise (when taken together with the Initial Shares and the Other Purchaser Shares) would exceed 19.9% of the Company’s outstanding shares of Common Stock on the Closing Date.

4.2 Stockholder Approval. To the extent that the Company determines that the Stockholder Approval is required, the Company agrees to, as soon as practicable after the Closing Date, amend its preliminary proxy statement filed with the SEC on April 5, 2011 to (i) revise Proposal 3 therein to increase the number of authorized shares to be set forth in the amendment to the Company’s certificate of Incorporation by a number sufficient to include the Shares initially issuable pursuant to the Purchase Right, the Anti-Dilution Shares and the Other Purchaser Purchase Right Shares initially issuable under the Other Purchase Agreement, (ii) include the Charney Anti-Dilution Provision as a separate proposal to be voted upon by the Company’s stockholders at the 2011 Annual Meeting of Stockholders, and (iii) to the extent that Stockholder Approval is required under clause (iii) of the definition thereof, add as an additional proposal to be voted upon by the Company’s stockholders at the 2011 Annual Meeting of Stockholders to approve the issuance of the Purchase Right Shares and the issuance of the Other Purchaser Purchase Right Shares.

4.3 Charney Anti-Dilution Provision. Subject to receipt of the Stockholder Approval, the Company shall issue to the Purchaser the Anti-Dilution Shares pursuant to the terms and conditions set forth in this Section 4.3 (the “Charney Anti-Dilution Provision”).

(a) The Anti-Dilution Shares shall be issuable (i) in three equal installments with respect to the Other Purchaser Initial Shares issued to the Other Purchasers (the “Initial Shares

Installments”) and (ii) to the extent the Other Purchaser Purchase Right is exercised, in three equal installments with respect to a proportionate number of Other Purchaser Purchase Right Shares issued to the Other Purchasers (the “Purchase Right Shares Installments”) (in each case, subject to forfeiture as described below), one such Initial Shares Installment and one such Purchase Right Shares Installment, if applicable, per measurement period set forth below (each, a “Measurement Period”).

(b) Within five business days after the time a VWAP Target (as defined below) is satisfied, the Company shall issue to the Purchaser the Anti-Dilution Shares in the amount of the applicable Initial Shares Installment and the applicable Purchase Right Shares Installment, if any (together, the “Installment Pair”), set forth on Schedule I attached hereto by delivering or causing to be delivered to the Purchaser a stock certificate or certificates evidencing such Anti-Dilution Shares, with the legends required by Section 6.2 hereof, such stock certificates(s) to be in the denomination(s) and issued in the name(s) specified to the Company by the Purchaser. Notwithstanding the actual delivery date of the certificate(s), the name(s) specified to the Company by the Purchaser shall for all purposes be the registered beneficial owner(s) of such Anti-Dilution Shares as of the date the applicable VWAP Target is satisfied.

(c) In the case of the merger or consolidation of the Company with another person, or the sale, lease, transfer, conveyance or other disposition of, or the acquisition by another person of, all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole, in each case the covenants described in this Section 4.3 will remain in effect and shall apply on an equitable basis to the merged entity or applicable successor or acquiring entity.

(d) As used in this Agreement, “VWAP Target” means the VWAP (as defined below) targets set forth as follows:

(i) First Measurement Period: During the Measurement Period from April 16, 2012 to and including April 15, 2013, at such time as the VWAP of the Common Stock for a period of 60 consecutive trading days during such Measurement Period exceeds $3.25 per share;

(ii) Second Measurement Period: During the Measurement Period from but not including April 16, 2013 to and including April 15, 2014, at such time as the VWAP of the Common Stock for a period of 60 consecutive trading days during such Measurement Period exceeds $4.25 per share; and

(iii) Third Measurement Period: During the Measurement Period from but not including April 16, 2014 to and including April 15, 2015, at such time as the VWAP of the Common Stock for a period of 60 consecutive trading days during such Measurement Period exceeds $5.25 per share (the “Third VWAP Target”);

provided, that (i) if the VWAP Target for a particular Measurement Period is not met during such Measurement Period, then the Installment Pair issuable if the VWAP Target for such Measurement Period had been satisfied shall be automatically forfeited, (ii) there shall be no acceleration into an earlier Measurement Period of any Installment Pair applicable to a subsequent Measurement Period even if the VWAP Target for a subsequent Measurement Period is met in an earlier Measurement Period, and (iii) to the extent that the Other Purchaser Purchase Right terminates without being fully exercised for the Initial Purchase Right Shares (as defined in the Other Purchase Agreement) prior to the Initial Expiration Date (as defined in the Other Purchase Agreement) (the percentage of such Initial Purchase Right Shares not purchased, the “Expired Percentage”), the number of shares issuable in each Purchase Right Shares Installment shall be proportionately reduced by a percentage equal to the Expired Percentage.

(e) As used in this Agreement, the following terms shall have the following respective meanings:

(i) “Closing Price” means on any particular date (a) the last sale price per share of the Common Stock on such date on the NYSE Amex or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NYSE Amex or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five trading days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock (as determined by the Board of Directors of the Company or any authorized committee thereof acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

(ii) “Third Installment of the Anti-Dilution Shares” means the Anti-Dilution Shares issued to the Purchaser in the amount of the applicable Installment Pair set forth on Schedule I attached hereto if the Third VWAP Target is satisfied.

(iii) “trading day” means (a) a day on which the Common Stock is traded on the NYSE Amex, or (b) if the Common Stock is not traded on the NYSE Amex, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then trading day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(iv) “VWAP” means the average volume weighted Closing Prices of the Common Stock for the applicable period, after removal of the highest and lowest trading days.

4.4 Certain Tax Matters. The Purchaser shall indemnify and hold the Company harmless from all taxes imposed upon the Purchaser, including any such taxes imposed upon the Company as a withholding agent in connection with the share issuances contemplated by the Charney Anti-Dilution Provision. The Company confirms that the rights provided to the Purchaser in Section 4.3 of this Agreement are antidilution rights and that the Company will not take a tax position inconsistent with the tax position taken by the Purchaser in regards to the issuance of such rights except to the extent the Company in its sole discretion determines in good faith that a contrary position is required by law, rule, regulation or regulatory body or is in reasonable response to a governmental or regulatory inquiry (including, but not limited to, an audit, investigation or comment process). For avoidance of doubt, this provision does not cover any taxes imposed on the Company that are the obligations of the Company, including the Company’s share of employment taxes, if any. This covenant contained in this Section 4.4 shall survive and continue in full force and effect following the termination of this Agreement.

SECTION 5. CONDITIONS TO CLOSING

5.1 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the Sale shall be subject to the satisfaction, or waiver by the Purchaser, of each of the following conditions:

(a) Closing Deliveries. The Company shall have made, or caused to be made, delivery to the Purchaser of the items required to be delivered to the Purchaser pursuant to Section 1.3(a).

(b) No Injunctions or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Applicable Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of the Sale.

(c) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(d) Performance of Obligations of Company. The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

(e) Other Purchase Agreement Closing. The Closing (as defined in the Other Purchase Agreement) shall have occurred or shall occur substantially concurrently with the Closing under this Agreement.

(f) Stockholder Approval. The requisite Stockholder Approval applicable to such Transaction shall have been obtained.

5.2 Conditions to the Company’s Obligations. The obligations of the Company to consummate each of the Transactions shall be subject to the satisfaction, or waiver by the Company, of each of the following conditions with respect to the applicable Transaction:

(a) Closing Deliveries. With respect to the Sale and the Purchase Right, respectively, the Purchaser shall have made, or caused to be made, delivery to the Company of the items required to be delivered to the Company pursuant to Section 1.3(b) or 4.1(a).

(b) No Injunctions or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority and no Applicable Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of such Transactions.

(c) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date and the date of exercise of the Purchase Right as though made on and as of the Closing Date and the date of exercise of the Purchase Right, respectively.

(d) Performance of Obligations of the Purchaser. With respect to the Sale and the Purchase Right, respectively, the Purchaser shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date and the date of exercise of the Purchase Right, respectively.

(e) Other Purchase Agreement Closing. The Closing (as defined in the Other Purchase Agreement) shall have occurred or shall occur substantially concurrently with the Closing under this Agreement.

(f) Stockholder Approval. The requisite Stockholder Approval applicable to such Transaction shall have been obtained.

SECTION 6. RESTRICTIONS ON TRANSFER OF SHARES

6.1 Restrictions on Transferability. The Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom, and in each case in compliance with the terms of this Agreement and the restrictions set forth in the text of the restrictive legend required to be included on the Shares pursuant to Section 6.2 hereof. The Company shall be entitled to give stop transfer orders to its transfer agent with respect to the Shares in order to enforce the foregoing restrictions.

6.2 Restrictive Legend. Each certificate representing the Shares shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE DIRECTLY OR INDIRECTLY OFFERED, SOLD, TRANSFERRED, ENCUMBERED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, INCLUDING RULE 144, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

SECTION 7. TERMINATION

7.1 Termination by the Purchaser or the Company. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Purchaser and the Company;

(b) by the Company (i) upon the failure of the Purchaser to perform or comply in all material respects with any of his covenants or agreements contained in this Agreement which are to be performed or complied with by the Purchaser on or prior to the Closing Date, (ii) if any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in all material respects as of the time at which such was made, or (iii) if the Closing has not occurred within five business days after the date of this Agreement; or

(c) by the Purchaser (i) upon the failure of the Company to perform or comply in all material respects with any of its covenants or agreements contained in this Agreement which are to be performed or complied with by the Company on or prior to the Closing Date, (ii) if any representation or warranty of the Company contained in this Agreement shall not have been true and correct in all material respects (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the time at which such was made, or (iii) if the Closing has not occurred within five business days after the date of this Agreement.

SECTION 8. MISCELLANEOUS

8.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement (except covenants and agreements contained in Section 4) shall terminate as of the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) the Closing. Unless such covenants terminate earlier by their terms, the covenants contained in Section 4 shall terminate as of the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) the issuance of the Third Installment of the Anti-Dilution Shares or, if such Third Installment of the Anti-Dilution Shares is not issuable, on April 15, 2015.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (a) when personally delivered or given by machine-confirmed facsimile, (b) one business day after a writing is delivered to a national overnight courier service or (c) three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

8.3 Amendments and Waivers. No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by the Company and the Purchaser.

8.4 Interpretation. When a reference is made in this Agreement to Sections, paragraphs, clauses or Schedules, such reference shall be to a Section, paragraph, clause or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 27, 2011. The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.5 Fee and Expenses. Each party to this Agreement shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including fees of legal counsel.

8.6 Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.7 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

8.8 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors of each of the parties hereto. Notwithstanding the foregoing, neither the Purchaser nor the Company shall assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other.

8.9 Entire Agreement. This Agreement and all other documents required to be delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

8.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified, such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AMERICAN APPAREL, INC.

By:	/s/ John Luttrell
Name: John Luttrell
Title: Executive Vice President and Chief Financial Officer

Address: 747 Warehouse Street Los Angeles, CA 90021 Facsimile: (213) 488-0334 with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, CA 90071 Attention: Jeffrey H. Cohen and David C. Eisman Facsimile: (213) 621-5288 and (213) 621-5381

/s/ Dov Charney
Dov Charney

Address: c/o American Apparel, Inc. 747 Warehouse Street Los Angeles, CA 90021

with a copy to:

O’Melveny & Myers LLP
400 South Hope Street Los Angeles, CA 90071 Attention: John Laco Facsimile: (213) 430-6407

[Signature Page to Purchase Agreement]

Schedule I

Number of Anti-Dilution Shares

Certain capitalized terms used herein have the respective meanings set forth in the Purchase Agreement to which this Schedule I is attached or, if so stated, in the Other Purchase Agreement.

Installment	Number of Anti-Dilution Shares
	Initial Shares Installment	Purchase Right Shares Installment (1)	Total
First Installment	4,219,998	8,439,996	12,659,994
Second Installment	4,219,998	8,439,996	12,659,994
Third Installment	4,219,998	8,439,996	12,659,994
Total	12,659,994	25,319,988	37,979,982

(1)	Number of shares assumes that the Other Purchaser Purchase Right is exercised in full for the Initial Purchase Right Shares (as defined in the Other Purchase Agreement) To the extent that the Other Purchaser Purchase Right is not exercised in full for such Initial Purchase Right Shares prior to the Initial Expiration Date (as defined in the Other Purchase Agreement), the number of shares issuable in each Purchase Right Shares Installment shall be proportionately reduced by a percentage equal to the Expired Percentage.

Schedule I